      As filed with the Securities and Exchange Commission on June 17, 1999

                                                  Registration Statement No.333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         Intermedia Communications Inc.
--------------------------------------------------------------------------------
               (Exact name of issuer as specified in its charter)

           Delaware                                  59-29-13586
------------------------------                   -------------------
(State or other jurisdiction                      (I.R.S. Employer
incorporation or organization)                   Identification No.)

                   3625 Queen Palm Drive, Tampa, Florida 33619
--------------------------------------------------------------------------------
  (Address of Principal Executive Offices)                     (Zip Code)

                   Intermedia Communications Inc. 401(k) Plan
                   ------------------------------------------
                              (Full Title of Plan)

                                 David C. Ruberg
                        Chairman of the Board, President
                           and Chief Executive Officer
                         Intermedia Communications Inc.
                              3625 Queen Palm Drive

                              Tampa, Florida 33619
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (813) 829-0011
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                 With a copy to:

                            Ralph J. Sutcliffe, Esq.
                        Kronish Lieb Weiner & Hellman LLP
                           1114 Avenue of the Americas
                             New York, NY 10036-7798

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
Title of                                                                 Amount
securities         Amount           Offering            Aggregate        of
to be               to be           price               offering         registration
registered      registered(1)       per share(2)        price(2)         fee
----------      -------------       ------------        ---------        ------------

Common Stock,
$.01 par         650,000             $22.97             $14,930,500.00   $4,151.00
value(3)
-------------------------------------------------------------------------------------

                                     Page 1

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Average of the bid and asked prices as reported on the Nasdaq National Market on June 10, 1999, pursuant to Rule 457(h)(1).

(3) This Registration Statement also pertains to rights to purchase one one-thousandth of a share of Series A Preferred Stock of the Registrant ("Rights"). Upon the occurrence of certain prescribed events, one Right will be issued for each share of Common Stock. Until the occurrence of such events, the Rights are not exercisable, will be evidenced by the ownership of the Common Stock and will be transferred along with and only with the Common Stock.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The following documents, which have been filed by Intermedia Communications Inc. (the "Company" or "registrant") with the Securities and Exchange Commission (the "SEC"), are incorporated by reference in this Registration Statement as of their respective dates:

         The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         The Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 20, 1999.

         The Company's Quarterly Report on Form 10-Q for the period ending March 31, 1999.

         The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A (File No. 0-20135) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed April 7, 1992, April 28, 1992 and April 30, 1992.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel

         Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP and counsel to the registrant, beneficially owns 11,490 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), and a warrant to purchase 200,000 shares of Common Stock at an exercise price equal to $20.75 per share.

Item 6.  Indemnification of Directors and Officers

         The Company's Restated Certificate of Incorporation, as amended, provides that the Company will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws, as amended, contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Restated Certificate of Incorporation, as amended, contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.  Exhibits.

         The Registrant has submitted the Intermedia Communications Inc. 401(k) Plan (the "Plan") to the Internal Revenue Service ("IRS") and hereby undertakes to submit any amendment thereto to the IRS in a timely manner, and to make all changes required by the IRS to maintain qualification of the Plan.

         23.1  Consent of independent accountants

         24.1  Power of Attorney (see signature page)

Item 9.  Undertakings.

A.   Post-Effective Amendments

         The registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above will not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Subsequent Documents Incorporated by Reference

         The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Claims for Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, state of Florida, on this 15th day of June, 1999.


                                            INTERMEDIA COMMUNICATIONS INC.


                                            By: /s/ Robert M. Manning
                                               ---------------------------------
                                                    Robert M. Manning,
                                                    Chief Financial Officers
                                                    Secretary and Senior Vice
                                                    President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes David C. Ruberg and Robert M. Manning, or either of them, as attorney-in-fact to sign and file in each capacity stated below, all amendments and post-effective amendments to this Registration Statement.

                    Signature                                     Title                                  Date
                    ---------                                     -----                                  ----


             /s/ David C. Ruberg                           Chairman of the Board,                   June 15, 1999
------------------------------------------------           President and Chief
                 David C. Ruberg                           Executive Officer



Principal Financial and
Accounting Officers:


            /s/ Robert M. Manning                          Chief Financial Officer,
------------------------------------------------           Secretary and Senior                     June 15, 1999
                Robert M. Manning                          Vice President



            /s/ Jeanne M. Walter                           Controller and Chief                     June 15, 1999
------------------------------------------------           Accounting Officer
                Jeanne M. Walter



Other Directors:


              /s/ John C. Baker                            Director                                 June 15, 1999
------------------------------------------------
                  John C. Baker


             /s/ George F. Knapp                           Director                                 June 15, 1999
------------------------------------------------
                 George F. Knapp


           /s/ Phillip A. Campbell                         Director                                 June 15, 1999
------------------------------------------------
               Phillip A. Campbell


       /s/ Pierce Jackson Roberts, Jr.                     Director                                 June 15, 1999
------------------------------------------------
           Pierce Jackson Roberts, Jr.

                                  EXHIBIT INDEX


Exhibit                                                                  Page
-------                                                                  ----

23.1    Consent of independent accountants

24.1    Power of Attorney (see signature page)